Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of (i) our report dated March 2, 2009 (August 27, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3), relating to the consolidated financial statements of Duncan Energy Partners L.P. and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes explanatory paragraphs indicating the financial statements of the Partnership were prepared from the separate records maintained by Enterprise Products Partners L.P. or affiliates and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Partnership had been operated as an unaffiliated entity and concerning the retrospective adjustments related to the adoption of SFAS 160) appearing in the Partnership’s Current Report on Form 8-K dated August 28, 2009, (ii) our report dated March 2, 2009 relating to the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2008, (iii) our report dated March 2, 2009 (August 27, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3), relating to the consolidated balance sheet of DEP Holdings, LLC and subsidiaries at December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in the Current Report on Form 8-K of the Partnership dated August 28, 2009, and (iv) to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 16, 2009